Exhibit 10.1

STANDARD OFFER, AGREEMENT AND ESCROW INSTRUCTIONS
FOR PURCHASE OF REAL ESTATE
(Non-Residential)

Dated:	December 31, 2019

1.	Buyer.

1.1.          Parkview Management Group, Inc. and/or an affiliated entity ("Buyer"), hereby offers to purchase the real property, hereinafter described, from the owner thereof ("Seller") (collectively, the "Parties" or individually, a "Party"), through an escrow ("Escrow") to close by February 14, 2020, ("Expected Closing Date") to be held by Fidelity National Title Escrow Dept. ("Escrow Holder") whose address is 555 S. Flower Street, Suite 4420, Los Angeles, CA, Phone No. 213-452-7150 (Attn: Ms. J.B. Jennings) upon the terms and conditions set forth in this agreement ("Agreement"). Buyer shall have the right to assign Buyer's rights hereunder, but any such assignment shall not relieve Buyer of Buyer's obligations herein unless Seller expressly releases Buyer.

1.2.          The term "Date of Agreement" as used herein shall be the date when by execution and delivery (as defined in paragraph 20.2) of this document or a subsequent counteroffer thereto, Buyer and Seller have reached agreement in writing whereby Seller agrees to sell, and Buyer agrees to purchase, the Property upon terms accepted by both Parties.

2.	Property.

2.1.          The real property ("Property") that is the subject of this offer consists of (insert a brief physical description) is located in the County of Contra Costa , is commonly known as 2700 Systron Drive, Concord, CA and is legally described as: See Addendum (APN: See Addendum).

2.2.          If the legal description of the Property is not complete or is inaccurate, this Agreement shall not be invalid and the legal description shall be completed or corrected to meet the requirements of Fidelity National Title ("Title Company"), which shall issue the title policy hereinafter described.

2.3.          The Property includes, at no additional cost to Buyer, the permanent improvements thereon, including those items which pursuant to applicable law are a part of the property, as well as the following items, if any, owned by Seller and at present located on the Property: electrical distribution systems (power panel, bus ducting, conduits, disconnects, lighting fixtures); telephone distribution systems (lines, jacks and connections only); space heaters; heating, ventilating, air conditioning equipment ("HVAC"); air lines; fire sprinkler systems; security and fire detection systems; carpets; window coverings; wall coverings; and                (collectively, the "Improvements").

2.4.          The fire sprinkler monitor: ☒ is owned by Seller and included in the Purchase Price, ☐ is leased by Seller, and Buyer will need to negotiate a new lease with the fire monitoring company, ☐ ownership will be determined during Escrow, or ☐ there is no fire sprinkler monitor.

2.5.          Except as provided in Paragraph 2.3, the Purchase Price does not include Seller's personal property, furniture and furnishings, and                all of which shall be removed by Seller prior to Closing.

3.	Purchase Price.

3.1.          The purchase price ("Purchase Price") to be paid by Buyer to Seller for the Property shall be $13,400,000.00, payable as follows:

(Strike any not applicable)

Cash down payment, including the Deposit as defined in paragraph 4.3 (or if an all cash transaction, the Purchase Price): $13,400,000.00 Total Purchase Price: $13,400,000.00

3.2.          If Buyer is taking title to the Property subject to, or assuming, an Existing Deed of Trust and such deed of trust permits the beneficiary to demand payment of fees including, but not limited to, points, processing fees, and appraisal fees as a condition to the transfer of the Property, Buyer agrees to pay such fees up to a maximum of 1.5% of the unpaid principal balance of the applicable Existing Note.

4.	Deposits.

4.1.          ☒ Within one (1) business day after both Parties have executed this Agreement and the executed Agreement has been delivered to Escrow Holder Buyer shall deliver to Escrow Holder a check in the sum of $550,000.00. If said check is not received by Escrow Holder within said time period then Seller may elect to unilaterally terminate this transaction by giving written notice of such election to Escrow Holder whereupon neither Party shall have any further liability to the other under this Agreement. Should Buyer and Seller not enter into an agreement for purchase and sale, Buyer's check or funds shall, upon request by Buyer, be promptly returned to Buyer.

/s/ FA INITIALS	/s/ JSR INITIALS
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4.2.          Escrow Holder shall deposit the funds deposited with it by Buyer pursuant to paragraph 4.1 (the "Deposit"), in a State or Federally chartered bank in an interest bearing account whose term is appropriate and consistent with the timing requirements of this transaction. The interest therefrom shall accrue to the benefit of Buyer, who hereby acknowledges that there may be penalties or interest forfeitures if the applicable instrument is redeemed prior to its specified maturity. Buyer's Federal Tax Identification Number is              . NOTE: Such interest bearing account cannot be opened until Buyer's Federal Tax Identification Number is provided.

4.3.          Notwithstanding the foregoing, within 5 days after Escrow Holder receives the monies described in paragraph 4.1 above, Escrow Holder shall release $100 of said monies to Seller as and for independent consideration for Seller's' execution of this Agreement and the granting of the contingency period to Buyer as herein provided. Such independent consideration is non-refundable to Buyer but shall be credited to the Purchase Price in the event that the purchase of the Property is completed.

4.4.          Upon waiver of all of Buyer's contingencies the Deposit shall become non-refundable but applicable to the Purchase Price except in the event of a Seller breach, or in the event that the Escrow is terminated pursuant to the provisions of Paragraph 9.1(n) (Destruction, Damage or Loss) or 9.1(o) (Material Change).

5.	Reserved.

6.	Reserved.

7.	Real Estate Brokers.

7.1.          Each Party acknowledges receiving a Disclosure Regarding Real Estate Agency Relationship, confirms and consents to the following agency relationships in this transaction with the following real estate broker(s) ("Brokers") and/or their agents (“Agent(s)”):

Seller’s Brokerage Firm CBRE License No.                  is the broker of (check one): ☒ the Seller; or ☐ both the Buyer and Seller (dual agent).

Seller's Agent                     License No.                        is (check one): ☐ the Seller's Agent (salesperson or broker associate); or ☐ both the Seller's Agent (dual agent).

Buyer's Brokerage Firm                      License No.                    is the broker of (check one): ☐ the Buyer; or ☐ both the Buyer and Seller (dual agent).

Buyer's Agent                         License No.                          is (check one): ☐ the Buyer's Agent (salesperson or broker associate); or ☐ both the Buyer's Agent and the Seller’s Agent (dual agent).

The Parties acknowledge that other than the Brokers and Agents listed above, there are no other brokers or agents representing the Parties or due any fees and/or commissions under this Agreement. See paragraph 24 regarding the nature of a real estate agency relationship. Buyer shall use the services of Buyer's Broker exclusively in connection with any and all negotiations and offers with respect to the Property for a period of 1 year from the date inserted for reference purposes at the top of page 1.

7.2.          Buyer and Seller each represent and warrant to the other that he/she/it has had no dealings with any person, firm, broker, agent or finder in connection with the negotiation of this Agreement and/or the consummation of the purchase and sale contemplated herein, other than the Brokers and Agents named in paragraph 7.1, and no broker, agent or other person, firm or entity, other than said Brokers and Agents is/are entitled to any commission or finder's fee in connection with this transaction as the result of any dealings or acts of such Party. Buyer and Seller do each hereby agree to indemnify, defend, protect and hold the other harmless from and against any costs, expenses or liability for compensation, commission or charges which may be claimed by any broker, agent, finder or other similar party, other than said named Brokers and Agents by reason of any dealings or act of the indemnifying Party.

8.	Escrow and Closing.

8.1.          Upon acceptance hereof by Seller, this Agreement, including any counteroffers incorporated herein by the Parties, shall constitute not only the agreement of purchase and sale between Buyer and Seller, but also instructions to Escrow Holder for the consummation of the Agreement through the Escrow. Escrow Holder shall not prepare any further escrow instructions restating or amending the Agreement unless specifically so instructed by the Parties or a Broker herein. Subject to the reasonable approval of the Parties, Escrow Holder may, however, include its standard general escrow provisions. In the event that there is any conflict between the provisions of the Agreement and the provisions of any additional escrow instructions the provisions of the Agreement shall prevail as to the Parties and the Escrow Holder.

8.2.          As soon as practical after the receipt of this Agreement and any relevant counteroffers, Escrow Holder shall ascertain the Date of Agreement as defined in paragraphs 1.2 and 20.2 and advise the Parties and Brokers, in writing, of the date ascertained.

8.3.          Escrow Holder is hereby authorized and instructed to conduct the Escrow in accordance with this Agreement, applicable law and custom and practice of the community in which Escrow Holder is located, including any reporting requirements of the Internal Revenue Code. In the event of a conflict between the law of the state where the Property is located and the law of the state where the Escrow Holder is located, the law of the state where the Property is located shall prevail.

8.4.          Subject to satisfaction of the contingencies herein described, Escrow Holder shall close this escrow (the "Closing") by recording a general warranty deed (a grant deed in California) and the other documents required to be recorded, and by disbursing the funds and documents in accordance with this Agreement.

/s/ FA INITIALS	/s/ JSR INITIALS
© 2019 AIR CRE. All Rights Reserved.	Last Edited: 12/13/2019 1:20 PM
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8.5.          Buyer and Seller shall each pay one-half of the Escrow Holder's charges and Seller shall pay the usual recording fees and any required documentary transfer taxes. Seller shall pay the premium for a standard coverage owner's or joint protection policy of title insurance. (See also paragraph 11.)

8.6.          Escrow Holder shall verify that all of Buyer's contingencies have been satisfied or waived prior to Closing. The matters contained in paragraphs 9.1 subparagraphs (b), (c), (d), (e), (g), (i), (n), and (o), 9.4, 12, 13, 14, 16, 18, 20, 21, 22, and 24 are, however, matters of agreement between the Parties only and are not instructions to Escrow Holder.

8.7.          If this transaction is terminated for non-satisfaction and non-waiver of a Buyer's Contingency, as defined in Paragraph 9.2 or disapproval of any other matter subject to Buyer’s approval, then neither of the Parties shall thereafter have any liability to the other under this Agreement, except to the extent of a breach of any affirmative covenant or warranty in this Agreement. In the event of such termination, Buyer shall, subject to the provisions of paragraph 8.10, be promptly refunded all funds deposited by Buyer with Escrow Holder, less only the $100 provided for in paragraph 4.4 and the Title Company and Escrow Holder cancellation fees and costs, all of which shall be Buyer's obligation. If this transaction is terminated as a result of Seller's breach of this Agreement then Seller shall pay the Title Company and Escrow Holder cancellation fees and costs.

8.8.          The Closing shall occur on the Expected Closing Date, or as soon thereafter as the Escrow is in condition for Closing; provided, however, that if the Closing does not occur by the Expected Closing Date and said Date is not extended by mutual instructions of the Parties, a Party not then in default under this Agreement may notify the other Party, Escrow Holder, and Brokers, in writing that, unless the Closing occurs within 5 business days following said notice, the Escrow shall be deemed terminated without further notice or instructions.

8.9.          Except as otherwise provided herein, the termination of Escrow shall not relieve or release either Party from any obligation to pay Escrow Holder's fees and costs or constitute a waiver, release or discharge of any breach or default that has occurred in the performance of the obligations, agreements, covenants or warranties contained therein.

8.10.        If this sale of the Property is not consummated for any reason other than Seller's breach or default, then at Seller's request, and as a condition to any obligation to return Buyer's deposit (see paragraph 21), Buyer shall within 5 days after written request deliver to Seller, at no charge, copies of all surveys, engineering studies, soil reports, maps, master plans, feasibility studies and other similar items prepared by or for Buyer that pertain to the Property. Provided, however, that Buyer shall not be required to deliver any such report if the written contract which Buyer entered into with the consultant who prepared such report specifically forbids the dissemination of the report to others.

9.	Contingencies to Closing.

9.1.          The Closing of this transaction is contingent upon the satisfaction or waiver of the following contingencies. IF BUYER FAILS TO NOTIFY ESCROW HOLDER, IN WRITING, OF THE DISAPPROVAL OF ANY OF SAID CONTINGENCIES WITHIN THE TIME SPECIFIED THEREIN, IT SHALL BE CONCLUSIVELY PRESUMED THAT BUYER HAS APPROVED SUCH ITEM, MATTER OR DOCUMENT. Buyer's conditional approval shall constitute disapproval, unless provision is made by the Seller within the time specified therefore by the Buyer in such conditional approval or by this Agreement, whichever is later, for the satisfaction of the condition imposed by the Buyer. Escrow Holder shall promptly provide all Parties with copies of any written disapproval or conditional approval which it receives. With regard to subparagraphs (a) through (m) the pre-printed time periods shall control unless a different number of days is inserted in the spaces provided.

(a)           Disclosure. Seller shall make to Buyer, through Escrow, all of the applicable disclosures required by law (See AIR CRE ("AIR") standard form entitled "Seller's Mandatory Disclosure Statement") and provide Buyer with a completed Property Information Sheet ("Property Information Sheet") concerning the Property, duly executed by or on behalf of Seller in the current form or equivalent to that published by the AIR within 10 or                 days following the Date of Agreement. Buyer has 10 days from the receipt of said disclosures to approve or disapprove the matters disclosed.

(b)           Physical Inspection. Buyer has 10 or days following the receipt of the Property Information Sheet or the Date of Agreement, whichever is later, to satisfy itself with regard to the physical aspects and size of the Property.

(c)           Conditions of Title. Escrow Holder shall cause a current commitment for title insurance ("Title Commitment") concerning the Property issued by the Title Company, as well as legible copies of all documents referred to in the Title Commitment ("Underlying Documents"), and a scaled and dimensioned plot showing the location of any easements to be delivered to Buyer within 10 or days following the Date of Agreement. Buyer has 10 days from the receipt of the Title Commitment, the Underlying Documents and the plot plan to satisfy itself with regard to the condition of title. The disapproval by Buyer of any monetary encumbrance, which by the terms of this Agreement is not to remain against the Property after the Closing, shall not be considered a failure of this contingency, as Seller shall have the obligation, at Seller's expense, to satisfy and remove such disapproved monetary encumbrance at or before the Closing.

(d)           Survey. Buyer has 30 or                 days following the receipt of the Title Commitment and Underlying Documents to satisfy itself with regard to any ALTA title supplement based upon a survey prepared to American Land Title Association ("ALTA") standards for an owner's policy by a licensed surveyor, showing the legal description and boundary lines of the Property, any easements of record, and any improvements, poles, structures and things located within 10 feet of either side of the Property boundary lines. Any such survey shall be prepared at Buyer's direction and expense. If Buyer has obtained a survey and approved the ALTA title supplement, Buyer may elect within the period allowed for Buyer's approval of a survey to have an ALTA extended coverage owner's form of title policy, in which event Buyer shall pay any additional premium attributable thereto.

(e)           Other Agreements. Seller shall within 10 or                 days following the Date of Agreement provide Buyer with legible copies of all other agreements ("Other Agreements") known to Seller that will affect the Property after Closing. Buyer has 10 days from the receipt of said Other Agreements to satisfy itself with regard to such Agreements.

/s/ FA INITIALS	/s/ JSR INITIALS
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(f)            Destruction, Damage or Loss. Subsequent to the Date of Agreement and prior to Closing there shall not have occurred a destruction of, or damage or loss to, the Property or any portion thereof, from any cause whatsoever, which would cost more than $10,000.00 to repair or cure. If the cost of repair or cure is $10,000.00 or less, Seller shall repair or cure the loss prior to the Closing. Buyer shall have the option, within 10 days after receipt of written notice of a loss costing more than $10,000.00 to repair or cure, to either terminate this Agreement or to purchase the Property notwithstanding such loss, but without deduction or offset against the Purchase Price. If the cost to repair or cure is more than $10,000.00, and Buyer does not elect to terminate this Agreement, Buyer shall be entitled to any insurance proceeds applicable to such loss. Unless otherwise notified in writing, Escrow Holder shall assume no such destruction, damage or loss has occurred prior to Closing.

(g)            Material Change. Buyer shall have 10 days following receipt of written notice of a Material Change within which to satisfy itself with regard to such change. "Material Change" shall mean a substantial adverse change in the use, occupancy, tenants, title, or condition of the Property that occurs after the date of this offer and prior to the Closing. Unless otherwise notified in writing, Escrow Holder shall assume that no Material Change has occurred prior to the Closing.

(h)                 Seller Performance. The delivery of all documents and the due performance by Seller of each and every undertaking and agreement to be performed by Seller under this Agreement.

(i)                   Brokerage Fee. Payment at the Closing of such brokerage fee as is specified in this Agreement or later written instructions to Escrow Holder executed by Seller and Brokers ("Brokerage Fee").

9.2.               All of the contingencies specified in subparagraphs (a) through (m) of paragraph 9.1 are for the benefit of, and may be waived by, Buyer, and may be elsewhere herein referred to as "Buyer's Contingencies."

9.3.               The Parties acknowledge that extensive local, state and Federal legislation establish broad liability upon owners and/or users of real property for the investigation and remediation of Hazardous Substances. The determination of the existence of a Hazardous Substance Condition and the evaluation of the impact of such a condition are highly technical and beyond the expertise of Brokers. The Parties acknowledge that they have been advised by Brokers to consult their own technical and legal experts with respect to the possible presence of Hazardous Substances on the Property or adjoining properties, and Buyer and Seller are not relying upon any investigation by or statement of Brokers with respect thereto. The Parties hereby assume all responsibility for the impact of such Hazardous Substances upon their respective interests herein.

10.	Documents and Other Items Required at or Before Closing.

10.1.        Five days prior to the Closing date Escrow Holder shall obtain an updated Title Commitment concerning the Property from the Title Company and provide copies thereof to each of the Parties.

10.2.        Seller shall deliver to Escrow Holder in time for delivery to Buyer at the Closing:

(a)            Grant or general warranty deed, duly executed and in recordable form, conveying fee title to the Property to Buyer.

(b)            If applicable, the Beneficiary Statements concerning Existing Note(s).

(c)            If applicable, the Existing Leases and Other Agreements together with duly executed assignments thereof by Seller and Buyer. The assignment of Existing Leases shall be on the most recent Assignment and Assumption of Lessor's Interest in Lease form published by the AIR or its equivalent.

(d)            If applicable, Estoppel Certificates executed by Seller and/or the tenant(s) of the Property.

(e)            An affidavit executed by Seller to the effect that Seller is not a "foreign person" within the meaning of Internal Revenue Code Section 1445 or successor statutes. If Seller does not provide such affidavit in form reasonably satisfactory to Buyer at least 3 business days prior to the Closing, Escrow Holder shall at the Closing deduct from Seller's proceeds and remit to the Internal Revenue Service such sum as is required by applicable Federal law with respect to purchases from foreign sellers.

(f)             If the Property is located in California, an affidavit executed by Seller to the effect that Seller is not a ''nonresident" within the meaning of California Revenue and Tax Code Section 18662 or successor statutes. If Seller does not provide such affidavit in form reasonably satisfactory to Buyer at least 3 business days prior to the Closing, Escrow Holder shall at the Closing deduct from Seller's proceeds and remit to the Franchise Tax Board such sum as is required by such statute.

(g)            If applicable, a bill of sale, duly executed, conveying title to any included personal property to Buyer.

(h)            If the Seller is a corporation, a duly executed corporate resolution authorizing the execution of this Agreement and the sale of the Property.

10.3.        Buyer shall deliver to Seller through Escrow:

(a)            The cash portion of the Purchase Price and such additional sums as are required of Buyer under this Agreement shall be deposited by Buyer with Escrow Holder, by federal funds wire transfer, or any other method acceptable to Escrow Holder in immediately collectable funds, no later than 2:00 P.M. on the business day prior to the Expected Closing Date provided, however, that Buyer shall not be required to deposit such monies into Escrow if at the time set for the deposit of such monies Seller is in default or has indicated that it will not perform any of its obligations hereunder. Instead, in such circumstances in order to reserve its rights to proceed Buyer need only provide Escrow with evidence establishing that the required monies were available.

(b)            The Assignment and Assumption of Lessor's Interest in Lease form specified in paragraph 10.2(c) above, duly executed by Buyer.

(c)            Assumptions duly executed by Buyer of the obligations of Seller that accrue after Closing under any Other Agreements.

(d)            If applicable, a written assumption duly executed by Buyer of the loan documents with respect to Existing Notes.

(e)            If the Buyer is a corporation, a duly executed corporate resolution authorizing the execution of this Agreement and the purchase of the Property.

/s/ FA INITIALS	/s/ JSR INITIALS
© 2019 AIR CRE. All Rights Reserved.	Last Edited: 12/13/2019 1:20 PM
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10.4.        At Closing, Escrow Holder shall cause to be issued to Buyer a standard coverage (or ALTA extended, if elected pursuant to 9.1(g)) owner's form policy of title insurance effective as of the Closing, issued by the Title Company in the full amount of the Purchase Price, insuring title to the Property vested in Buyer, subject only to the exceptions approved by Buyer. In the event there is a Purchase Money Deed of Trust in this transaction, the policy of title insurance shall be a joint protection policy insuring both Buyer and Seller.

IMPORTANT: IN A PURCHASE OR EXCHANGE OF REAL PROPERTY, IT MAY BE ADVISABLE TO OBTAIN TITLE INSURANCE IN CONNECTION WITH THE CLOSE OF ESCROW SINCE THERE MAY BE PRIOR RECORDED LIENS AND ENCUMBRANCES WHICH AFFECT YOUR INTEREST IN THE PROPERTY BEING ACQUIRED. A NEW POLICY OF TITLE INSURANCE SHOULD BE OBTAINED IN ORDER TO ENSURE YOUR INTEREST IN THE PROPERTY THAT YOU ARE ACQUIRING.

11.	Prorations and Adjustments.

11.1.        Taxes. Applicable real property taxes and special assessment bonds shall be prorated through Escrow as of the date of the Closing, based upon the latest tax bill available. The Parties agree to prorate as of the Closing any taxes assessed against the Property by supplemental bill levied by reason of events occurring prior to the Closing. Payment of the prorated amount shall be made promptly in cash upon receipt of a copy of any supplemental bill.

11.2.        Insurance. WARNING: Any insurance which Seller may have maintained will terminate on the Closing. Buyer is advised to obtain appropriate insurance to cover the Property.

11.3.        Rentals, Interest and Expenses. Scheduled rentals, interest on Existing Notes, utilities, and operating expenses shall be prorated as of the date of Closing. The Parties agree to promptly adjust between themselves outside of Escrow any rents received after the Closing.

11.4.        Security Deposit. Security Deposits held by Seller shall be given to Buyer as a credit to the cash required of Buyer at the Closing.

11.5.        Post Closing Matters. Any item to be prorated that is not determined or determinable at the Closing shall be promptly adjusted by the Parties by appropriate cash payment outside of the Escrow when the amount due is determined.

11.6.        Variations in Existing Note Balances. In the event that Buyer is purchasing the Property subject to an Existing Deed of Trust(s), and in the event that a Beneficiary Statement as to the applicable Existing Note(s) discloses that the unpaid principal balance of such Existing Note(s) at the closing will be more or less than the amount set forth in paragraph 3.1(c) hereof ("Existing Note Variation"), then the Purchase Money Note(s) shall be reduced or increased by an amount equal to such Existing Note Variation. If there is to be no Purchase Money Note, the cash required at the Closing per paragraph 3.1(a) shall be reduced or increased by the amount of such Existing Note Variation.

11.7.        Variations in New Loan Balance. In the event Buyer is obtaining a New Loan and the amount ultimately obtained exceeds the amount set forth in paragraph 5.1, then the amount of the Purchase Money Note, if any, shall be reduced by the amount of such excess.

11.8.        Owner's Association Fees. Escrow Holder shall: (i) bring Seller's account with the association current and pay any delinquencies or transfer fees from Seller's proceeds, and (ii) pay any up front fees required by the association from Buyer's funds.

12.	Representations and Warranties of Seller and Disclaimers.

12.1.        Seller's warranties and representations shall survive the Closing and recordation of the deed for a period of six (6) months, and any lawsuit or action based upon them must be commenced within such time period. Seller's warranties and representations are true, material and relied upon by Buyer and Brokers in all respects. Seller hereby makes the following warranties and representations to Buyer and Brokers:

(a)            Authority of Seller. Seller is the owner of the Property and/or has the full right, power and authority to sell, convey and transfer the Property to Buyer as provided herein, and to perform Seller's obligations hereunder.

(b)            Maintenance During Escrow and Equipment Condition At Closing. Except as otherwise provided in paragraph 9.1(n) hereof, Seller shall maintain the Property until the Closing in its present condition, ordinary wear and tear excepted.

(c)           Hazardous Substances/Storage Tanks. Seller has no knowledge, except as otherwise disclosed to Buyer in writing, of the existence or prior existence on the Property of any Hazardous Substance, nor of the existence or prior existence of any above or below ground storage tank.

(d)           Compliance. Seller has no knowledge of any aspect or condition of the Property which violates applicable laws, rules, regulations, codes or covenants, conditions or restrictions, or of improvements or alterations made to the Property without a permit where one was required, or of any unfulfilled order or directive of any applicable governmental agency or casualty insurance company requiring any investigation, remediation, repair, maintenance or improvement be performed on the Property.

(e)           Changes in Agreements. Prior to the Closing, Seller will not violate or modify any Existing Lease or Other Agreement, or create any new leases or other agreements affecting the Property, without Buyer's written approval, which approval will not be unreasonably withheld.

(f)            Possessory Rights. Seller has no knowledge that anyone will, at the Closing, have any right to possession of the Property, except as disclosed by this Agreement or otherwise in writing to Buyer.

(g)           Mechanics' Liens. There are no unsatisfied mechanics' or materialmens' lien rights concerning the Property.

(h)            Actions, Suits or Proceedings. Seller has no knowledge of any actions, suits or proceedings pending or threatened before any commission, board, bureau, agency, arbitrator, court or tribunal that would affect the Property or the right to occupy or utilize same.

(i)             Notice of Changes. Seller will promptly notify Buyer and Brokers in writing of any Material Change (see paragraph 9.1(o)) affecting the Property that becomes known to Seller prior to the Closing.

(j)             No Tenant Bankruptcy Proceedings. Seller has no notice or knowledge that any tenant of the Property is the subject of a bankruptcy or insolvency proceeding.

(k)            No Seller Bankruptcy Proceedings. Seller is not the subject of a bankruptcy, insolvency or probate proceeding.

/s/ FA INITIALS	/s/ JSR INITIALS
© 2019 AIR CRE. All Rights Reserved.	Last Edited: 12/13/2019 1:20 PM
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(l)             Personal Property. Seller has no knowledge that anyone will, at the Closing, have any right to possession of any personal property included in the Purchase Price nor knowledge of any liens or encumbrances affecting such personal property, except as disclosed by this Agreement or otherwise in writing to Buyer.

12.2.        Buyer hereby acknowledges that, except as otherwise stated in this Agreement, Buyer is purchasing the Property in its existing condition and will, by the time called for herein, make or have waived all inspections of the Property Buyer believes are necessary to protect its own interest in, and its contemplated use of, the Property. The Parties acknowledge that, except as otherwise stated in this Agreement, no representations, inducements, promises, agreements, assurances, oral or written, concerning the Property, or any aspect of the occupational safety and health laws, Hazardous Substance laws, or any other act, ordinance or law, have been made by either Party or Brokers, or relied upon by either Party hereto.

12.3.        In the event that Buyer learns that a Seller representation or warranty might be untrue prior to the Closing, and Buyer elects to purchase the Property anyway then, and in that event, Buyer waives any right that it may have to bring an action or proceeding against Seller or Brokers regarding said representation or warranty.

12.4.        Any environmental reports, soils reports, surveys, and other similar documents which were prepared by third party consultants and provided to Buyer by Seller or Seller's representatives, have been delivered as an accommodation to Buyer and without any representation or warranty as to the sufficiency, accuracy, completeness, and/or validity of said documents, all of which Buyer relies on at its own risk. Seller believes said documents to be accurate, but Buyer is advised to retain appropriate consultants to review said documents and investigate the Property.

13.	Possession.

Possession of the Property shall be given to Buyer at the Closing subject to the rights of tenants under Existing Leases.

14.	Buyer's Entry.

At any time during the Escrow period, Buyer, and its agents and representatives, shall have the right at reasonable times and subject to rights of tenants, to enter upon the Property for the purpose of making inspections and tests specified in this Agreement. No destructive testing shall be conducted, however, without Seller's prior approval in its sole discretion. Following any such entry or work, unless otherwise directed in writing by Seller, Buyer shall return the Property to the condition it was in prior to such entry or work, including the re-compaction or removal of any disrupted soil or material as Seller may reasonably direct. All such inspections and tests and any other work conducted or materials furnished with respect to the Property by or for Buyer shall be paid for by Buyer as and when due and Buyer shall indemnify, defend, protect and hold harmless Seller and the Property of and from any and all claims, liabilities, losses, expenses (including reasonable attorneys' fees), damages, including those for injury to person or property, arising out of or relating to any such work or materials or the acts or omissions of Buyer, its agents or employees in connection therewith.

15.	Further Documents and Assurances.

The Parties shall each, diligently and in good faith, undertake all actions and procedures reasonably required to place the Escrow in condition for Closing as and when required by this Agreement. The Parties agree to provide all further information, and to execute and deliver all further documents, reasonably required by Escrow Holder or the Title Company.

16.	Attorneys' Fees.

If any Party or Broker brings an action or proceeding (including arbitration) involving the Property whether founded in tort, contract or equity, or to declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys' fees and costs. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term "Prevailing Party" shall include, without limitation, a Party or Broker who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other Party or Broker of its claim or defense. The attorneys' fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys' fees reasonably incurred.

17.	Prior Agreements/Amendments.

17.1.        This Agreement supersedes any and all prior agreements between Seller and Buyer regarding the Property.

17.2.        Amendments to this Agreement are effective only if made in writing and executed by Buyer and Seller.

18.	Reserved.

19.	Notices.

19.1.        Whenever any Party, Escrow Holder or Brokers herein shall desire to give or serve any notice, demand, request, approval, disapproval or other communication, each such communication shall be in writing and shall be delivered personally, by messenger, or by mail, postage prepaid, to the address set forth in this agreement or by facsimile transmission, electronic signature, digital signature, or email.

/s/ FA INITIALS	/s/ JSR INITIALS
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19.2.        Service of any such communication shall be deemed made on the date of actual receipt if personally delivered, or transmitted by facsimile transmission, electronic signature, digital signature, or email. Any such communication sent by regular mail shall be deemed given 48 hours after the same is mailed. Communications sent by United States Express Mail or overnight courier that guarantee next day delivery shall be deemed delivered 24 hours after delivery of the same to the Postal Service or courier. If such communication is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.

19.3.        Any Party or Broker hereto may from time to time, by notice in writing, designate a different address to which, or a different person or additional persons to whom, all communications are thereafter to be made.

20.	Duration of Offer.

20.1.        If this offer is not accepted by Seller on or before 5:00 P.M. California time on the date of December 31, 2019, it shall be deemed automatically revoked.

20.2.        The acceptance of this offer, or of any subsequent counteroffer hereto, that creates an agreement between the Parties as described in paragraph 1.2, shall be deemed made upon delivery to the other Party or either Broker herein of a duly executed writing unconditionally accepting the last outstanding offer or counteroffer.

21.	LIQUIDATED DAMAGES. (This Liquidated Damages paragraph is applicable only if initialed by both Parties).

THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX, PRIOR TO SIGNING THIS AGREEMENT, THE ACTUAL DAMAGES WHICH WOULD BE SUFFERED BY SELLER IF BUYER FAILS TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT. THEREFORE, IF, AFTER THE SATISFACTION OR WAIVER OF ALL CONTINGENCIES PROVIDED FOR THE BUYER'S BENEFIT, BUYER BREACHES THIS AGREEMENT, SELLER SHALL BE ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF THE FULL DEPOSIT OF $550,000.00, PLUS INTEREST. UPON PAYMENT OF SAID SUM TO SELLER, BUYER SHALL BE RELEASED FROM ANY FURTHER LIABILITY TO SELLER, EXCEPT FOR ANY INDEMNITY OR OTHER OBLIGATIONS THAT SURVIVE TERMINATION OF THIS AGREEMENT, AND ANY ESCROW CANCELLATION FEES AND TITLE COMPANY CHARGES SHALL BE PAID BY SELLER.

/s/ FA	/s/ JSR
Buyer’s Initials	Seller’s Initials

22.	RESERVED.

23.	Miscellaneous.

23.1.        Binding Effect. This Agreement shall be binding on the Parties without regard to whether or not paragraphs 21 and 22 are initialed by both of the Parties. Paragraphs 21 and 22 are each incorporated into this Agreement only if initialed by both Parties at the time that the Agreement is executed. Signatures to this Agreement accomplished by means of electronic signature or similar technology shall be legal and binding.

23.2.        Applicable Law. This Agreement shall be governed by, and paragraph 22.3 is amended to refer to, the laws of the state in which the Property is located. Any litigation or arbitration between the Parties hereto concerning this Agreement shall be initiated in the county in which the Property is located.

23.3.        Time of Essence. Time is of the essence of this Agreement.

23.4.        Counterparts. This Agreement may be executed by Buyer and Seller in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Escrow Holder, after verifying that the counterparts are identical except for the signatures, is authorized and instructed to combine the signed signature pages on one of the counterparts, which shall then constitute the Agreement.

23.5.        Waiver of Jury Trial. THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INVOLVING THE PROPERTY OR ARISING OUT OF THIS AGREEMENT.

23.6.        Conflict. Any conflict between the printed provisions of this Agreement and the typewritten or handwritten provisions shall be controlled by the typewritten or handwritten provisions.

23.7.        1031 Exchange. Both Seller and Buyer agree to cooperate with each other in the event that either or both wish to participate in a 1031 exchange, including, without limitation, Buyer’s exchange accommodator, EZ1031 Exchange, Inc. (“EZ 1031”). Upon Escrow Holder’s receipt of the additional funds for the Deposit from EZ 1031, Escrow Holder shall return the original Deposit to Buyer without any additional approval from Seller. Any party initiating an exchange shall bear all costs of such exchange. The cooperating Party shall not have any liability (special or otherwise) for damages to the exchanging Party in the event that the sale is delayed and/or that the sale otherwise fails to qualify as a 1031 exchange.

23.8.        Days. Unless otherwise specifically indicated to the contrary, the word "days" as used in this Agreement shall mean and refer to calendar days.

24.	Construction of Agreement. In construing this Agreement, all headings and titles are for the convenience of the Parties only and shall not be considered a part of this Agreement. Whenever required by the context, the singular shall include the plural and vice versa. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if both Parties had prepared it.

/s/ FA INITIALS	/s/ JSR INITIALS
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25.	Additional Provisions.

Additional provisions of this offer, if any, are as follows or are attached hereto by an addendum attached hereto.

NOTE:

1.	THIS FORM IS NOT FOR USE IN CONNECTION WITH THE SALE OF RESIDENTIAL PROPERTY.

2.	IF EITHER PARTY IS A CORPORATION, IT IS RECOMMENDED THAT THIS AGREEMENT BE SIGNED BY TWO CORPORATE OFFICERS.

The undersigned Buyer offers and agrees to buy the Property on the terms and conditions stated and acknowledges receipt of a copy hereof.

Date: December 31, 2019.

BROKER	BUYER

PARKVIEW MANAGEMENT GROUP, INC.

Attn:	By:	/s/ Fred Afari
Name Printed:	Fred Afari 1/2/2020
Title:	Title: President
Phone:
Address:	Fax:
Phone:	Email:
Fax:
Email:	By:
Federal ID No.:	Name Printed:
Broker DRE License #:	Title:
Agent DRE License #:	Phone:
Fax:
Email:

Address:
Federal ID No.:

/s/ FA INITIALS	_____ _____ INITIALS
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26.	Acceptance.

26.1.        Seller accepts the foregoing offer to purchase the Property and hereby agrees to sell the Property to Buyer on the terms and conditions therein specified.

26.2.        In consideration of real estate brokerage service rendered by Brokers, Seller agrees to pay Brokers a real estate Brokerage Fee pursuant to separate agreement.

26.3.        Seller acknowledges receipt of a copy hereof and authorizes Brokers to deliver a signed copy to Buyer.

NOTE: A PROPERTY INFORMATION SHEET IS REQUIRED TO BE DELIVERED TO BUYER BY SELLER UNDER THIS AGREEMENT.

Date: December 31, 2019.

BROKER	SELLER

SYSTRON DONNER INERTIAL, INC.
Attn:
By: /s/ Jeffrey S. Rittichier
Title:	Name Printed: Jeffrey S. Rittichier
Title: President and CEO
Address:	Phone: 626-293-3729
Phone:	Fax:
Fax:	Email: jrittichier@emcore.com
Email:
Federal ID No.:	By:
Broker DRE License #:	Name Printed:
Agent DRE License #:	Title:
Phone:
Fax:
Email:

Address:
Federal ID No.:

AIR CRE * https://www.aircre.com * 213-687-8777 * contracts@aircre.com
NOTICE: No part of these works may be reproduced in any form without permission in writing.

_____ _____ INITIALS	_____ _____ INITIALS
© 2019 AIR CRE. All Rights Reserved.	Last Edited: 12/13/2019 1:20 PM
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FIRST ADDENDUM TO STANDARD OFFER, AGREEMENT AND

ESCROW INSTRUCTIONS FOR PURCHASE OF REAL ESTATE

(NON-RESIDENTIAL)

This FIRST ADDENDUM TO STANDARD OFFER, AGREEMENT AND ESCROW INSTRUCTIONS FOR PURCHASE OF REAL ESTATE (NON-RESIDENTIAL) (this “Addendum”) is entered into as of December 31, 2019 by and between SYSTRON DONNER INERTIAL, INC., a Delaware corporation (“Seller”), and PARKVIEW MANAGEMENT GROUP, INC. and/or an affiliated entity (“Buyer”), and is appended to, and shall form a part of, the Standard Offer, Agreement and Escrow Instructions for Purchase of Real Estate (Non-Residential) dated as of December 31, 2019 by and between Seller and Buyer, and the Addendum to Standard Offer, Agreement and Escrow Instructions for Purchase of Real Estate (Non-Residential) attached thereto (collectively, the “Base Agreement”), with respect to certain real property located at 2700 Systron Drive, Concord, California.

To the extent that the provisions of this Addendum are inconsistent with the terms and conditions of the Base Agreement, the provisions of this Addendum shall control. The term “Agreement” (as used herein and in the Base Agreement) shall include both the Base Agreement and the provisions of this Addendum. Initially capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Base Agreement.

A.           Amendment of Provisions. The following provisions are hereby added, deleted and/or modified, as applicable:

1.1.          Buyer. The Expected Closing Date is Tuesday, February 14, 2020.

2.1.          Property. A legal description of the Property is attached hereto as Exhibit “A”.

4.1.          Deposit. The parties hereby confirm that the first sentence of paragraph 4.1 of the Base Agreement shall be read to require one (1) business day following the full execution and delivery as the timeframe for delivery of the deposit in the sum of Five Hundred Fifty-Thousand and 00/100 Dollars ($550,000.00).

4.2           Additional Deposits. Paragraph 4.2 is hereby deleted in its entirety.

7.1.           Real Estate Brokers. CBRE is “Seller’s Broker,” and Buyer is not represented by any broker.

8.2.          Escrow and Closing. All language before “Escrow Holder” is hereby deleted and replaced with the following language: “Within one (1) business day following the Date of Agreement”.

9.             Contingencies to Closing. Notwithstanding any provision in the Base Agreement to the contrary (including Paragraph 9), (a) Buyer shall have until 5:00 p.m. California time on Friday, January 10, 2020 to notify Escrow Holder and Seller of its election to terminate the Agreement and the Escrow or its approval of the Property (including Buyer’s approval of title and survey), (b) Buyer’s sole option shall be either to (i) terminate the Agreement and the Escrow if it disapproves the Property or any contingencies by written notice to Seller and Escrow Holder, or (ii) approve the Property by written notice to Seller and Escrow Holder and proceed with the Escrow, and any conditional approval or any disapproval notice shall constitute Buyer’s deemed election to terminate the Escrow and the Agreement, and (c) Buyer’s failure to timely deliver a termination notice to Escrow Holder and Seller shall constitute Buyer’s deemed approval of the Property. If Buyer fails to deliver a termination notice by 5:00 p.m. California time on January 10, 2020, the Deposit shall be non-refundable.

Notwithstanding anything to the contrary contained in the Agreement, Seller shall have no obligation to deliver to Buyer: (i) Seller’s financial analyses and calculations relating to the Seller itself and not solely to the operation of the Property; (ii) those documents that are protected by the attorney-client and(or) attorney work product privileges; (iii) Seller’s formation documentation or that of its members or investors, other than such organizational documents as are required by Escrow Holder; (iv) Seller’s inter-member communications; and (v) Seller’s tax returns or records. Seller does not represent, warrant or guaranty the accuracy or completeness of any due diligence documents delivered to Buyer.

Notwithstanding anything to the contrary contained in this Agreement, the Closing of the transaction is contingent upon (i) the Parties entering into that certain Single-Tenant Triple Net Lease attached hereto as “Exhibit B” and (ii) EMCORE Corporation, a Delaware corporation entering into that certain Lease Guaranty attached hereto as “Exhibit C”.

9.1(f).      Conditions of Title. The Parties acknowledge and agree that Seller delivered to Buyer the Title Commitment, the Underlying Exceptions and any plot plan on December 17, 2019.

9.1(g).     Survey. Paragraph 9.1(g) is hereby amended and restated as follows: “Buyer shall have until the date that is ten (10) days after receipt of the Title Commitment (or the next business day, if such date falls on a non-business day) to cause a current ALTA survey (the “Survey”) of the Property to be performed and prepared by a third party surveyor, at Buyer’s cost and expense, and for Buyer to review and approve of the Survey. Seller shall reasonably cooperate with Buyer and Buyer’s surveyor and shall permit Buyer’s surveyor access to the Property in connection with the Survey during reasonable business hours.”

9.1(n).     Destruction, Damage or Loss. Paragraph 9.1(n) is hereby amended to replace $10,000.00 with $100,000.00.

9.1(q).     Brokerage Fee. Paragraph 9.1(q) is hereby deleted in its entirety.

9.3.          Contingencies. Paragraph 9.3 is hereby deleted in its entirety.

10.2.        Closing Documents. Each of Seller and Buyer shall execute and deliver into the Escrow a leaseback agreement between Buyer, as “Landlord” or “Lessor,” and Seller, as “Tenant” or “Lessee,” in form and substance acceptable to the Parties.

12.           Representations and Warranties. Paragraph 12.1 is hereby amended to replace 3 years with 6 months.

14.           Buyer’s Entry. Notwithstanding anything to the contrary in the Agreement, no destructive or invasive testing shall be conducted without Seller’s prior written consent, in Seller’s sole and absolute discretion.

18.           Brokers. Paragraph 18 is hereby deleted in its entirety.

19.1         Notices. Any notice delivered to Seller shall be sent to c/o EMCORE Corporation, Attn: General Counsel, 2015 Chestnut St., Alhambra, CA 91803. and any notices delivered to Buyer shall be sent to 15260 Ventura Blvd., Suite 620, Sherman Oaks, CA 91403.

21.           Liquidated Damages. The following language is hereby added to Paragraph 21:

RETENTION OF THE DEPOSIT SHALL BE SELLER’S SOLE REMEDY AGAINST BUYER FOR BUYER’S FAILURE TO PERFORM ITS OBLIGATIONS UNDER THE AGREEMENT. THE PAYMENT AND RETENTION OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677.

BUYER /s/ FA	SELLER /s/ JSR

22.           Arbitration of Disputes. Paragraph 22 is hereby deleted in its entirety.

24.           Disclosures Regarding Brokers. Paragraph 24 is hereby deleted in its entirety. Brokers are neither parties to, nor third party beneficiaries of, the Agreement. Except for Paragraph 7 (as amended hereby), all references to “Brokers” are hereby deleted from the Agreement. Brokers shall have no authority to give or receive notices pursuant to paragraph 9 of the Agreement.

27.           Acceptance. Paragraphs 27.2 and 27.3 are hereby deleted in their entirety.

B.            Additional Provisions. The following provisions are hereby added to the Agreement:

1.             Release. Except as expressly stated in the Agreement, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Buyer in connection with the transaction contemplated hereby. Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Buyer acknowledges and agrees that (i) any environmental or other report with respect to the Property which is delivered by Seller to Buyer shall be for general informational purposes only, (ii) Buyer shall not have any right to rely on any such report delivered by Seller to Buyer, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Buyer with respect thereto, (iii) neither Seller, nor any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such report and (iv) the failure to deliver any report as to the environmental or other condition of the Property, including any proposal for work at the Property which was not performed by Seller, shall not be actionable by Buyer under this Agreement or otherwise.

EXCEPT AS EXPRESSLY SET FORTH IN SECTION 12.1, BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ANY SELLER RELATED PARTIES, OR THEIR AGENTS OR BROKERS, OR ANY OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition and aspects of the Property, including, but not limited to, the structural elements, seismic aspects of the Property, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, the square footage within the improvements on the Property and within each tenant space therein, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the development potential of the Property, and the Property’s use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (vii) the presence of Hazardous Substances on, SET FORTH IN SECTION 12.1, BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ANY SELLER RELATED PARTIES, OR THEIR AGENTS OR BROKERS, OR ANY OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition and aspects of the Property, including, but not limited to, the structural elements, seismic aspects of the Property, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, the square footage within the improvements on the Property and within each tenant space therein, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the development potential of the Property, and the Property’s use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (vii) the presence of Hazardous Substances on, under or about the Property or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements on the Property, (ix) the condition of title to the Property, (x) other documents or agreements affecting the Property, or any information contained in any rent roll furnished to Buyer for the Property, (xi) the value, economics of the operation or income potential of the Property, or (x) any other fact or condition which may affect the Property, including without limitation, the physical condition, value, economics of operation or income potential of the Property.

Without limiting the above, and subject to the representations and warranties of Seller contained in Section 12.1 hereof, Buyer on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment advisors, the partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees and agents and representatives of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Seller Related Parties”), effective as of the Closing (but applicable to any and all liabilities whether arising or accruing before, on or after the Closing and whether attributable to events or circumstances which arise or occur before, on or after the Closing), from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, court costs and attorneys’ fees and disbursements), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with or related to the Property, this Agreement and/or the transactions contemplated hereunder, including, without limitation (i) the physical condition of the Property including, without limitation, all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the environmental condition of the Property and the presence of Hazardous Substances on, under or about the Property, (ii) any law or regulation applicable to the Property, including, without limitation, any environmental law and any other federal, state or local law, (iii) the due diligence materials, or (iv) any other matter.

Effective as of the Closing (but applicable to any and all liabilities whether arising or accruing before, on or after the Closing and whether attributable to events or circumstances which arise or occur before, on or after the Closing), Buyer expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” BUYER ACKNOWLEDGES AND AGREES THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL OF ITS CHOICE IN CONNECTION WITH THIS AGREEMENT, AND THAT SUCH COUNSEL HAS EXPLAINED TO BUYER THE PROVISIONS OF THIS PARAGRAPH. BY INITIALING BELOW, BUYER CONFIRMS IT HAS AGREED TO THE PROVISIONS OF THIS PARAGRAPH.

In this connection, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses and other claims and liabilities which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses and other claims and liabilities.

SELLER	BUYER
/s/ JSR	/s/ FA

2.             Environmental Indemnity. For purposes hereof, the following definitions shall apply:

“Contamination” shall mean recognized environmental conditions, historical recognized environmental conditions and controlled recognized environmental conditions, as those conditions have been identified in the Phase I Environmental Assessment conducted by EMG and reported on October 24, 2019 and delivered to Buyer as part of the due diligence materials.

“Hazardous Materials” shall mean any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment, or the Premises; (ii) regulated or monitored by any governmental authority; or (iii) a basis for potential liability of Landlord to any governmental agency or third party under any applicable statute or common law theory. Hazardous Materials shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil or any products or by-products thereof.

Seller agrees to indemnify, hold harmless and defend (with counsel selected by Seller) Buyer from and against any and all claims, obligations, actions and causes of action, liabilities, injunctive relief, administrative and judicial directives, investigations, requests or orders, damages, liens, costs (including investigation and remedial costs), fines, judgments, penalties, losses or expenses (including reasonable fees and expenses of attorneys and consultants) suffered or incurred by or threatened against Purchaser or the Property arising in whole or in part, directly or indirectly, from the presence of the Contamination on or under the Property or Contamination that migrates from the Property (the “Environmental Liabilities”), except to the extent that such claims arise from Hazardous Materials released after the Date of Agreement by any person other than Seller, its affiliated companies or persons under contract with them, including their agents, servants and subcontractors. In no event shall this provision provide for or allow damages, claims, or losses resulting from lost sales of the Property, reductions in sales prices for the Property, or lost opportunities for rental income. Indemnification under this provision shall be available only upon timely notice to the Seller of the Environmental Liabilities in the manner provided for in the Environmental Indemnity. Buyer will not, so long as Seller continues to perform in compliance with the Environmental Indemnity, voluntarily undertake to conduct an investigation or remediation of the Contamination which is within the scope of the foregoing indemnity absent a demand or request for such by a governmental agency or court order.

Nothing in this Environmental Indemnity, however, shall preclude Buyer or any person from conducting, at its own expense, a due diligence environmental investigation in connection with a sale or financing of the Property or an investigation or remediation in connection with construction, repair or maintenance of a physical improvement at the Property. The Buyer shall promptly send to Seller the test data in its or its contractor’s possession or control concerning Contamination at the Property that is discovered during such investigation or remediation referred to in the previous sentence.

Seller will undertake and shall have the sole obligation and responsibility for any future monitoring, investigation, permits, governmental authorizations, clean-up, containment, remediation, removal, response action or restoration work which may be required by any federal, state, or local governmental agency or by any court or in connection with repair or maintenance of a physical improvement of the Property, as a result, either in whole or in part, directly or indirectly, of the Contamination at the Property (the “Remedial Work”), except to the extent such obligation and responsibilities arise from Hazardous Materials contamination released after the execution date by a person other than Seller, its affiliated companies or persons under contract with them, including their agents, servants and subcontractors. Seller shall comply with all applicable federal, state and local laws and regulations.

In the event Seller is required under the terms of this Environmental Indemnity to indemnify Buyer regarding any Environmental Liabilities which would require Seller to have access to any property then owned by Buyer, or any of its past or present subsidiaries, Seller shall have access to all such property for the purpose of (i) conducting preliminary investigations, remedial investigations, and feasibility studies, (ii) remediation, closure, and post-closure monitoring of such property, (iii) other similar activities, which are reasonable and necessary to effectuate Seller’s obligations hereunder, as the case may be.

Seller’s indemnity obligations pursuant to this Environmental Indemnity shall continue for a period of five (5) years after the execution date; provided however, with regard to any matters for which Buyer has given Seller notice pursuant to this provision within five (5) years after the execution date, Seller’s indemnity obligations pursuant to this provision shall continue with respect to such matter until such matter is completely concluded.

Notwithstanding anything in this provision to the contrary, the obligations of Seller under this Environmental Indemnity shall only inure to the benefit of, and exist in favor of, Buyer. If the Parties are unable to resolve any dispute under the Environmental Indemnity, either Seller or Buyer may serve on the other a demand for arbitration. All such disputes shall be submitted to binding arbitration under the Commercial Arbitration Rules of the AAA as amended and supplemented by the terms of this Environmental Indemnity. The demand shall set forth the nature of the dispute, the amount involved, the remedy sought, and the locale requested for the arbitration hearing. Any demand on a counterclaim shall be served within fourteen (14) days after service of the demand for arbitration and shall contain the same information as required by Environmental Indemnity.

3.             Time of Essence. Time is of the essence in the performance of each of the parties’ respective obligations contained herein. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday in California, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

4.             Miscellaneous. This Addendum shall be governed by California law and may only be amended by a writing executed by both parties hereto. A signature on this Agreement electronically transmitted by facsimile or PDF shall be deemed the equivalent of an original “wet” ink signature for all purposes. This Addendum may be executed in multiple counterparts, each of which shall be deemed in original, but all of which, together, shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

NOW, THEREFORE, the parties have executed this Addendum as of the date first referenced above.

SELLER:

systron donner inertial, inc.,
a Delaware corporation

By:	/s/ Jeffrey S. Rittichier
Name:	Jeffrey S. Rittichier
Title:	President and CEO

BUYER:

PARKVIEW MANAGEMENT GROUP, INC.

By:	/s/ Fred Afari
Name:	Fred Afari
Title:	President

EXHIBIT “A”

LEGAL DESCRIPTION OF THE PROPERTY

Real property in the City of Concord, County of Contra Costa, State of California, described as follows:

PARCEL ONE:

LOT 2 AS SHOWN ON CERTIFICATE OF COMPLIANCE FOR LOT LINE ADJUSTMENT NO. MM040015, AS EVIDENCED BY DOCUMENT RECORDED AUGUST 25, 2005 AS INSTRUMENT NO. 2005-321369 OF OFFICIAL RECORDS, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

A PORTION OF PARCEL TWO AS SHOWN ON THE CORPORATION GRANT DEED TO BEI SENSORS & MOTION SYSTEMS COMPANY, INC. RECORDED MARCH 31, 1994, IN DEED SERIES NO. 94-091123, DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHWEST CORNER OF SAID PARCEL TWO; THENCE FROM SAID POINT OF BEGINNING ALONG THE EXTERIOR PROPERTY LINE OF SAID PARCEL TWO NORTH 64° 24' 36" EAST 605.05 FEET; THENCE LEAVING SAID EXTERIOR LINE SOUTH 24° 48' 49" EAST 147.77 FEET; THENCE NORTH 76° 53' 54" EAST 151.26 FEET; THENCE NORTH 71° 36' 45" EAST 123.92 FEET; THENCE NORTH 74° 02' 30" EAST 56.38 FEET TO SAID EXTERIOR LINE OF SAID PARCEL TWO; THENCE ALONG SAID EXTERIOR LINE SOUTH 19° 17' 00" WEST 153.44 FEET; THENCE SOUTH 48° 21' 00" WEST 985.11 FEET; THENCE NORTH 13° 30' 00" WEST 600.01 FEET TO THE POINT OF BEGINNING.

PARCEL TWO:

A NON-EXCLUSIVE EASEMENT FOR PEDESTRIAN AND VEHICULAR ACCESS, INGRESS AND EGRESS, AS AN APPURTENANCE TO PARCEL ONE ABOVE, AS CREATED IN THAT RECIPROCAL EASEMENT AGREEMENT RECORDED MARCH 31, 1994 AS INSTRUMENT NO. 94-91124, FURTHER DESCRIBED AS FOLLOWS:

THE NORTH ONE-HALF OF THE FOLLOWING DESCRIBED PARCEL BEING A PORTION OF RANCHO MONTE DEL DIABLO AND DESCRIBED AS FOLLOWS:

COMMENCING AT THE MOST SOUTHERLY CORNER OF THAT PARCEL OF LAND DESCRIBED IN THE DEED TO THE SYSTRON DONNER CORPORATION RECORDED JULY 31, 1961, IN THE OFFICE OF THE RECORDER, CONTRA COSTA COUNTY, CALIFORNIA IN VOLUME 3920 OF OFFICIAL RECORDS AT PAGE 178, SAID CORNER ALSO LYING ON THE EASTERLY RIGHT OF WAY LINE OF GALINDO STREET; THENCE

NORTHERLY ALONG SAID EASTERLY LINE 559.58 FEET TO THE TRUE POINT OF BEGINNING; THENCE EASTERLY ALONG THE ARC OF A CURVE TO THE RIGHT, THE RADIUS OF WHICH BEARS SOUTH 76° 30' WEST, 20.00 FEET, AN ARC DISTANCE OF 27.20 FEET TO A POINT 30.00 FEET BY THE RIGHT ANGLE MEASUREMENT FROM THE CENTERLINE OF THE HEREIN DESCRIBED PARCEL OF LAND; THENCE NORTH 64° 24' 38" EAST, 609.58 FEET; THENCE NORTH 25° 35' 24" WEST, 60.00 FEET; THENCE SOUTH 64° 24' 38" WEST 588.18 FEET TO A POINT OF CURVATURE; THENCE NORTHERLY ALONG THE ARC OF A CURVE TO THE RIGHT, THE RADIUS OF WHICH BEARS NORTH 25° 35' 24" WEST, 20.00 FEET, AN ARC DISTANCE OF 35.64 FEET TO A POINT ON THE EASTERLY RIGHT OF WAY LINE OF GALINDO STREET; THENCE SOUTH 13° 30' EAST 102.26 FEET TO THE TRUE POINT OF BEGINNING.

For conveyancing purposes only:

APN: 126-192-017-5